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                                  EXHIBIT 99
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May 15, 2001

FOR IMMEDIATE RELEASE
                         Contact: James A. Edington, President and Chief Executive Officer
                                   Dwayne Powell, Chief Financial Officer
                                   Pocahontas Bancorp, Inc.
                                   Tel (870) 892-4595



                  POCAHONTAS BANCORP COMPLETES ACQUISITION OF
                     WALDEN / SMITH FINANCIAL GROUP, INC.
                   AND ITS SUBSIDIARY, FIRST COMMUNITY BANK



     POCAHONTAS, Arkansas - May 15, 2001 - Pocahontas Bancorp, Inc. (NASDAQ/NMS:
PFSL) (the "Company") announced today that it completed the acquisition of Walden / Smith Financial Group, Inc. and its bank subsidiary, First Community Bank. Under the terms of the merger agreement, the Company paid an aggregate of $27.4 million to the stockholders of Walden / Smith Financial Group, Inc., a closely-held bank holding company.

     First Community Bank, based in Jonesboro, Arkansas, is a $159 million commercial bank with eight branch offices serving Northeast Arkansas with two branches in the Jonesboro market area. James A. Edington, President and Chief Executive Officer of the Company, commented, "The acquisition of First Community Bank is a major step in expanding our presence in the fast-growing Jonesboro market area. As a result of the acquisition, we now have 22 branches, including 6 branches in the Jonesboro market. Further, the addition of the commercial loan portfolio and commercial lending personnel from First Community Bank significantly advances our efforts to expand our business lending capabilities."

     In connection with the acquisition, the Company's savings bank subsidiary, Pocahontas Federal Savings and Loan Association, will change its name to First Community Bank. In addition, the Company will move its corporate headquarters to Jonesboro within the next several months. These changes are intended to enhance the Company's presence in the Jonesboro market.

     Mr. Edington also announced his retirement as President and Chief Executive Officer, effective September 30, 2001. He will be succeeded by Dwayne Powell, the Company's Chief Financial Officer. Mr. Edington said, "The completion of this important acquisition presented an opportune moment for a transition to new leadership. I have every confidence that Dwayne will continue to serve the Company well in his new role." Mr. Edington will remain on the Board of Directors of the Company and will serve as vice-chairman.
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     In addition, Ralph P. Baltz, Chairman of the Board of the Company,
announced that Skip Martin and Charles Ervin will retire from the Board of Directors of the Company. Mr. Baltz commented, "These fine gentlemen have been a real asset to our Company over many years. We thank them for their service. Our goal now is to find businessmen and women for the Board with experience and contacts that will enhance our business lending, particularly in the Jonesboro area."

     The charge-off of excess facilities in the Pocahontas area and funding of retirement and severance agreements associated with the move of the corporate headquarters to Jonesboro will result in an after-tax restructuring charge in the range of $2.1 million, or $0.47 per share. The restructuring charge is expected to be taken in the third quarter of fiscal 2001. The funding of the retirement benefits is expected to reduce non-interest expense by approximately $264,000, net of income tax, per year.

     Pocahontas Bancorp is the holding company for Pocahontas Federal Savings and Loan Association. As a result of the First Community Bank acquisition, the Company operates 22 branches in northeast Arkansas. Following the acquisition, the Company will be the largest financial institution headquartered in northeast Arkansas.

     This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) higher or lower than expected net expenses relating to the move of the corporate headquarters; (2) changes in the market interest rate environment; (3) less favorable general economic conditions; and (4) adverse legislation or regulatory changes affecting the Company's business.

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